Exhibit 6.17

Confidential

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [*] INDICATES THAT INFORMATION HAS BEEN REDACTED

FORM OF MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) is entered into as of April 29, 2026 (“Effective Date”) by and between Cloudhands, Inc., a Delaware corporation having its principal place of business located at 4370 La Jolla Village Drive, Suite 240, San Diego, California 92122 (“Company”), and GTL Media Inc., dba GameScribes, a company established under the laws of the state of California, having its principal place of business located at 171 Pier Avenue, #179, Santa Monica, CA 90405 (“Vendor”). Company and Vendor may be individually and collectively referred to herein as “Party” or “Parties.”

WHEREAS, Company operates an artificial-intelligence platform and related software products, and requires specialized services including, without limitation, localization, product testing, and other technical or creative services;

WHEREAS, Vendor represents that it possesses the expertise, personnel, tools, and technical capability to perform such services, including work involving artificial-intelligence systems, model-interaction data, and related digital workflows;

WHEREAS, Company desires to engage Vendor to perform certain services and create certain deliverables, and Vendor desires to provide such services and deliverables, all as further described in this Agreement and in one or more Statements of Work executed by the Parties;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties agree as follows:

1. Definitions

Capitalized terms used but not defined elsewhere in this Agreement will have the meanings set forth below.

1.1 “AI Tools” means any artificial intelligence system, model, API, software, or service used by Vendor in performing the Services, including without limitation: large language models (LLMs), multimodal models, generative AI systems, fine-tuned or custom models, automated agents, model-evaluation frameworks, synthetic data generators, prompt-engineering tools, workflow orchestration systems.

1.2 “Company Materials” means any and all materials, data, information, software, documentation, workflows, prompts, datasets, recipes, model-interaction logs, specifications, or other content provided by or on behalf of Company to Vendor, whether in written, electronic, visual, oral, or any other form, including any derivatives, modifications, or copies thereof.

1.3 “Confidential Information” means all non-public information disclosed by Company to Vendor, or to which Vendor gains access in connection with this Agreement, including without limitation: Company Materials; Project Materials; User Information; technical, operational, financial, or business information; product roadmaps, model architectures, or internal tools; security protocols; any information that a reasonable person would understand to be confidential. Confidential Information includes information disclosed before the Effective Date.

1

1.4 “Contributor Agreement” means a written agreement, in a form approved by Company, that includes work-for-hire provisions, assignment of all intellectual-property rights to Company, confidentiality obligations at least as protective as those in this Agreement, and any additional terms required by Company for individuals or entities performing any portion of the Services.

1.5 “Model Interaction Data” means any data generated, captured, logged, or derived from Vendor’s interaction with AI Tools or Company systems in performing the Services, including without limitation: prompts, prompt chains, and prompt engineering artifacts; model inputs, outputs, and intermediate tokens; evaluation logs and test results; workflow execution traces; metadata, analytics, and telemetry. All Model Interaction Data is deemed Project Materials.

1.6 “Project Materials” means all work product, materials, and deliverables created, generated, developed, or delivered by Vendor (or its personnel or subcontractors) in connection with the Services, whether completed or in progress, including without limitation: prompts, prompt libraries, prompt engineering artifacts; datasets, annotations, labels, taxonomies, and synthetic data; model and recipe evaluation frameworks, test harnesses, and scoring systems; scripts, workflows, automations, and integrations; content, documentation, reports, analyses, and prototypes; Model Interaction Data; intermediate drafts, notes, and working files. Project Materials include all versions, iterations, and derivatives.

1.7 “Security Incident” means any actual or reasonably suspected unauthorized access, acquisition, disclosure, alteration, loss, destruction, or misuse of Company Materials, Project Materials, or User Information, including incidents involving AI Tools, model logs, or third-party systems used by Vendor.

1.8 “Services” means the services, tasks, and obligations to be performed by Vendor under this Agreement or any SOW, which may include without limitation: AI workflow development; prompt engineering; dataset creation, labeling, or curation; model and recipe evaluation, testing, or benchmarking; content generation or content moderation; product testing or QA; technical support or documentation; any other services described in an SOW.

1.9 “Statement of Work” or “SOW” means a written document executed by both Parties that describes the Services, deliverables, acceptance criteria, schedule, fees, and other project-specific terms.

1.10 “Sub-Vendor” means any subcontractor, sub-processor, consultant, or other third party engaged by Vendor to perform any portion of the Services.

1.11 “User Information” means any personally identifiable information, personal data, or other information relating to Company’s users, customers, or partners, including any data regulated under applicable privacy laws (including CPRA, GDPR, and similar laws). User Information is always Confidential Information.

2. Engagement and Statements of Work

2.1 Engagement. Subject to the terms and conditions contained herein, Company hereby engages Vendor, and Vendor hereby accepts such engagement, on a non-exclusive, independent-contractor basis, to perform the Services described in one or more Statements of Work executed by the Parties. Vendor acknowledges that Company may engage other vendors, contractors, or service providers to perform services similar to or overlapping with the Services. Vendor shall provide all labor, tools, systems, AI Tools, equipment, and expertise necessary to perform the Services unless otherwise expressly stated in an SOW.

2

2.2 Statements of Work. A description of the Services to be performed by Vendor for Company in connection with a particular project will be set forth by the Parties in a separate written SOW, signed by both Parties, in the form attached hereto as Exhibit A. Current and future SOWs shall include, as applicable: (a) a description of the Services; (b) detailed deliverables; (c) acceptance criteria; (d) schedules and milestones; (e) fees and payment terms; and (f) any project-specific requirements regarding the use of AI Tools, data handling, confidentiality, or security. Company retains the right not to pay Vendor for any work that does not satisfy the parameters of the Services or the Project Materials, including without limitation untimely or non-conforming performance, but does not include the continuation of services beyond the duration of any relevant SOW, provided that there is clear and written confirmation by an authorized representative of Company to continue providing services. Nothing contained herein shall be deemed to obligate Company to engage Vendor for any projects. The Parties agree that this Agreement shall apply to and govern all projects for which Company engages the Services of Vendor and to all Project Materials produced by Vendor in connection with all such projects. In the event of any conflict or inconsistency between the terms and conditions stated in this Agreement and the terms and conditions stated in the SOWs, the terms and conditions of the SOW shall govern only to the extent the SOW expressly states that it supersedes this Agreement with respect to the conflicting provision.

3. Performance of Services

3.1 Performance of Services. Vendor shall perform the Services in a professional, timely, and workmanlike manner, using personnel with appropriate skill and experience, and in full compliance with this Agreement, the applicable Statement of Work, Company’s written instructions and quality standards, all applicable laws and regulations, and all terms of service governing any artificial-intelligence tools or systems used in connection with the Services. Unless otherwise specified in a Statement of Work, the Services shall be performed remotely from Vendor’s own facilities using Vendor’s own equipment, systems, and approved AI tools. Vendor shall maintain regular communication with Company, promptly notify Company of any issues that may affect performance, and cooperate fully with Company throughout the course of the engagement.

3.2 AI Tools. Vendor shall not use any AI tools in performing the Services unless such tools have been disclosed to Company in writing and approved in advance. Vendor shall not input Company Materials, Project Materials, or User Information into any AI system without Company’s express written consent, nor shall Vendor use any such materials to train, fine-tune, or improve any AI model without Company’s express written consent. Vendor shall ensure that all deliverables are free of defects, inaccuracies, or unsafe content and that they meet all functional, non-functional, and qualitative requirements set forth by Company. Company may review and test all deliverables, and if Company reasonably determines that a deliverable does not conform to the applicable requirements, Company may reject the deliverable and require Vendor, at no additional cost, to correct or replace it within five business days or such other period specified by Company. If Vendor fails to correct the deliverable within the required timeframe, Company may require continued correction at no additional cost, provided that this request is made within a reasonable timeframe, or terminate this Agreement or the applicable Statement of Work. If termination occurs due to non-acceptance, good faith negotiations will be made to determine previously paid fees are to be refunded or pending fees waived.

3.3 Change Orders. Company may request changes to the Services, deliverables, or schedule at any time by issuing a written change request. Upon receiving such a request, Vendor shall promptly evaluate the impact on scope, schedule, and fees and provide Company with a written response. No change shall be binding unless agreed to in writing by both Parties.

3

3.4 Transfer of Project Materials and Return of Company Materials. Upon completion of the Services, termination of this Agreement for any reason, or upon Company’s written request, Vendor shall promptly deliver to Company or destroy all Company Materials and Project Materials, whether completed or in progress, including all documents, drafts, data, tools, scripts, workflows, logs, prompts, model-interaction data, and any other items or information created or used in connection with the Services. At Company’s direction, Vendor shall destroy some or all such materials and certify such destruction in writing. Vendor shall not retain any copies, extracts, or derivatives of Company Materials or Project Materials, including any cached or stored data within AI tools, systems, or logs, and shall not use such materials for any purpose other than performing the Services under this Agreement.

4. Confidentiality; Personally Identifiable Information

4.1. Confidentiality. Vendor acknowledges that, in performing the Services, it will receive, access, or generate Confidential Information as defined in Section 1.3. Vendor shall maintain the confidentiality of all such Confidential Information and shall protect it using a degree of care no less than the care it uses to protect its own confidential information of similar sensitivity, and in no event less than a commercially reasonable standard of care. Vendor shall use Confidential Information solely for the purpose of performing the Services and shall not disclose, distribute, reproduce, or permit access to any Confidential Information to any third party without Company’s prior written consent, except where disclosure is required by law and Vendor provides Company with prompt notice to allow Company to seek protective measures. Vendor acknowledges that unauthorized use or disclosure of Confidential Information would cause immediate and irreparable harm to Company for which monetary damages would be inadequate, and therefore Company shall be entitled to seek injunctive or other equitable relief without the requirement to post bond, in addition to any other remedies available at law or in equity. Vendor shall ensure that its employees, agents, and approved subcontractors receive access to Confidential Information only on a strict need-to-know basis and only after executing written confidentiality obligations no less protective than those contained in this Agreement. Vendor shall not input any Confidential Information into any artificial-intelligence system, model, or tool without Company’s express written approval, and shall not use any Confidential Information to train, fine-tune, or improve any AI model, whether directly or indirectly. Vendor shall immediately notify Company of any actual or suspected unauthorized access, disclosure, or compromise of Confidential Information.

4.2 Personally Identifiable Information. To the extent Vendor receives, accesses, or processes any User Information, including personally identifiable information or personal data relating to Company’s users, customers, or partners, Vendor shall treat such information as Confidential Information and shall comply with all applicable privacy and data-protection laws, including without limitation the California Consumer Privacy Act (as amended by the CPRA), the EU and UK GDPR where applicable, and any other laws governing the handling of personal data. Vendor shall not use User Information for its own benefit or for the benefit of any third party, shall not combine User Information with other datasets, and shall not disclose User Information to any third party except as expressly authorized in writing by Company. Vendor shall implement and maintain appropriate administrative, technical, and physical safeguards to protect User Information from unauthorized access, disclosure, or loss, and shall promptly notify Company of any actual or suspected security incident involving User Information. Vendor shall not retain User Information longer than necessary to perform the Services and shall securely delete or return all such information upon completion of the Services or upon Company’s request.

5. Ownership

5.1 Intention of the Parties. It is the express intention of the Parties that Company shall at all times be the sole and exclusive owner of all rights, title, and interest of every kind and nature in and to the Company Materials and the Project Materials. Vendor acknowledges that all Project Materials are being created for the benefit of Company and that Company’s ownership shall extend to all versions, iterations, derivatives, and embodiments of the Project Materials, whether now known or later developed, and whether created directly by Vendor or generated through the use of any tools, systems, or artificial-intelligence technologies in connection with the Services.

4

5.2 Work Made For Hire. Vendor agrees that all Project Materials, and each and every component thereof, constitute “works made for hire” as that term is defined under the U.S. Copyright Act, with Company deemed the author and exclusive owner for all purposes. To the extent any Project Materials or any portion thereof do not qualify as works made for hire, Vendor acknowledges that Company shall nevertheless be the sole and exclusive owner of all rights comprised in the copyright, including all renewals, extensions, reversions, and rental rights, in perpetuity and throughout the universe, in all languages and in all media or forms of expression now known or later developed. Vendor irrevocably waives any and all moral rights, artist’s rights, rental rights, or similar rights in the Project Materials, and agrees that Company may revise, adapt, modify, expand, condense, re-title, re-draw, re-color, or otherwise alter the Project Materials in any manner and for any purpose without Vendor’s consent.

5.3 Assignment to Company. To the extent any rights in the Project Materials do not automatically vest in Company under the foregoing provisions, Vendor hereby irrevocably assigns, transfers, and conveys to Company all right, title, and interest in and to the Project Materials, including without limitation all copyrights (and all renewals, extensions, and reversions thereof), trademarks, patents, trade secrets, rental rights, and all other proprietary rights of any kind or nature, in perpetuity and throughout the universe, in all languages and in all media or forms of expression now known or later developed. Vendor retains no rights whatsoever in the Project Materials, and no rights are reserved to Vendor.

5.4 Acknowledgment of Company’s Rights. Vendor acknowledges that Company is the sole and exclusive owner of all rights in and to the Company Materials and the Project Materials, including all associated intellectual-property rights. Vendor agrees not to assert, challenge, or assist any third party in asserting or challenging Company’s ownership or rights in the Company Materials or the Project Materials. Vendor shall not permit any liens, claims, encumbrances, or security interests to be placed upon or asserted against the Company Materials or the Project Materials, and shall take all steps necessary to ensure that no such interests arise.

5.5 Vendor’s Further Assurances. Vendor agrees to execute, acknowledge, and deliver any documents and take any actions reasonably requested by Company to effectuate, confirm, or perfect Company’s ownership rights under this Agreement, including without limitation documents required to register copyrights or other intellectual-property rights in Company’s name. If Vendor fails to execute such documents within twenty business days after Company’s request, Vendor hereby irrevocably appoints Company as Vendor’s attorney-in-fact, with full power of substitution, to execute and deliver such documents on Vendor’s behalf solely for the purpose of perfecting Company’s rights in the Project Materials. Company shall not exercise such power unless Vendor has failed to timely comply with Company’s request.

6. Compensation

6.1 Payment Terms. As payment in full for the creation of the Project Materials and the performance of the Services described in the applicable Statements of Work, Company shall pay Vendor the amounts set forth in each Statement of Work. Payment shall be made within thirty (30) days after Company’s receipt of a proper invoice covering Services rendered or Project Materials delivered and approved by Company in accordance with the acceptance procedures set forth in this Agreement and the applicable Statement of Work.

5

6.2 Conditions to Payment. As a condition to receiving any payment under this Agreement, Vendor shall provide Company with a completed IRS Form W-9 (for U.S. vendors) or appropriate tax documentation such as a Form W-8BEN or W-8BEN-E (for non-U.S. vendors), together with a valid federal tax identification number and proof of incorporation or other evidence of Vendor’s legal organization. Company shall issue the applicable Forms 1099 or other required tax reporting documents in connection with payments made to Vendor under this Agreement. Vendor acknowledges that Company has no obligation to make any payment until all required tax documentation has been received and verified.

6.3 No Additional Payment. Except as expressly provided in this Agreement or in an applicable Statement of Work, Vendor shall not be entitled to any additional compensation of any kind, including without limitation royalties, residuals, profit participation, or other payments arising from Company’s use, exploitation, modification, distribution, or commercialization of the Project Materials. Vendor acknowledges that the compensation set forth in the Statements of Work constitutes full and complete consideration for all Services performed and all rights granted to Company under this Agreement.

6.4 Taxes and Withholdings. Vendor is solely responsible for all federal, state, local, and foreign taxes, including income, self-employment, payroll, and other taxes, assessments, interest, and penalties arising out of or relating to the payments made by Company under this Agreement. Company makes no representations or warranties regarding Vendor’s tax obligations or liabilities. Vendor agrees to indemnify, defend (at Company’s option), and hold Company harmless from and against any and all liabilities, losses, costs, expenses, interest, payments, and penalties that may result from any claim or determination by a governmental authority that payments made to Vendor constitute taxable wages or otherwise give rise to tax liability on the part of Company.

7. Use of Sub-Vendors/Employees/Agents. Vendor shall be solely responsible for the selection, management, supervision, direction, and compensation of all personnel and third parties, and Vendor shall bear all risks arising out of or relating to their performance, including their compliance with this Agreement, the applicable Statement of Work, and all restrictions on the use of AI tools, data handling, and confidentiality. Vendor’s obligations to Company shall not be diminished or excused by the acts, omissions, delays, or failures of any such personnel or third parties, and Company shall have no obligation to assist Vendor in any dispute, claim, or proceeding involving such parties, except to the limited extent required of non-party witnesses under applicable law.

8. Term and Termination

8.1 Term. The term of this Agreement (“Term”) shall commence on the Effective Date and shall continue until December 31, 2026, unless earlier terminated in accordance with this Agreement. The Parties may extend the term for additional one-year periods upon mutual written agreement, each such extension constituting an “Extended Term.” Notwithstanding the expiration of the Term or any Extended Term, this Agreement shall remain in full force and effect solely with respect to any Statement of Work that is still active at the time of such expiration, and the terms of this Agreement shall continue to govern each such Statement of Work until its completion, termination, or expiration. Upon the completion or termination of all active Statements of Work, this Agreement shall fully expire without further action by either Party..

8.2 Termination. Company may terminate this Agreement, with or without cause, at any time upon fifteen (15) days’ prior written notice to Vendor. In addition, if either Party breaches any provision of this Agreement or any applicable Statement of Work, the non-breaching Party may terminate this Agreement and/or the affected Statement of Work by providing written notice identifying the breach. Termination shall become effective at the end of a thirty (30) day cure period unless the breach is cured to the reasonable satisfaction of the non-breaching Party within that period. Nothing in this Section limits Company’s right to terminate immediately for material breaches involving confidentiality, data protection, intellectual-property ownership, or unauthorized use of AI tools or Company Materials.

6

8.3 Transition Obligations. Upon delivery of any termination notice by either Party, Vendor shall cooperate fully and in good faith with Company to ensure an orderly transition of the Services and the Project Materials. In the case where termination is due to a provision breach by Vendor, Vendor shall take all actions reasonably requested by Company to complete, transfer, or transition the Services, including preparing and implementing a mutually agreeable transition plan, conducting a closing inventory of all materials, and assisting in the transfer of work to Company or to a successor service provider designated by Company, and vendor shall promptly meet with Company to discuss the transition plan and the status of all remaining Services and deliverables under any active Statement of Work. In either case, Vendor shall promptly deliver to Company, upon request and without limitation, all deliverables, User Information, Company Materials, and Project Materials, whether completed, in progress, or in draft form. This includes all training materials, testing results, reports, scripts, documentation, workflows, datasets, model-interaction data, technical notes, work-arounds, and any other information or materials created, stored, or maintained in connection with the Services, whether stored on Vendor’s systems, platforms, or tools. At Company’s option, Vendor shall destroy some or all such materials and shall certify such destruction in writing. Vendor shall not retain any copies, extracts, or derivatives of Company Materials or Project Materials, including cached or stored data within any AI tools or systems, and shall not use such materials for any purpose following termination.

9. Security. Vendor shall implement and maintain administrative, technical, and physical safeguards designed to protect all User Information, Confidential Information, Company Materials, and Project Materials from unauthorized access, disclosure, loss, or alteration, and shall treat all such information with a high degree of care, and in no event less than the care it uses to protect its own confidential information of similar sensitivity. Such safeguards shall include, without limitation, careful hiring and supervision of personnel involved in performing the Services; secure procedures for storing, transporting, and transmitting information; appropriate access-control measures; and commercially reasonable security practices aimed at protecting information processed or transmitted through Vendor’s systems, networks, or platforms. Vendor shall comply with all reasonable security requirements communicated by Company, including requirements relating to encryption, authentication, access controls, audit logging, and the secure configuration of any data-processing systems or platforms used to manage or record the Services. Vendor shall promptly notify Company of any actual or suspected unauthorized access, security incident, or compromise involving User Information, Confidential Information, Company Materials, or Project Materials, and shall cooperate fully with Company in investigating, mitigating, and remediating any such incident..

10. Indemnification and Insurance

10.1 Indemnity. Vendor shall indemnify, defend (at Company’s option), and hold harmless Company, its affiliates, and their respective officers, directors, employees, agents, successors, and assigns from and against any and all claims, losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to any act or omission of Vendor or its employees, subcontractors, or agents, or any breach by Vendor of its representations, warranties, covenants, or obligations under this Agreement or any Statement of Work. Such indemnified matters include, without limitation, any claims or actions brought against Company arising from Vendor’s performance of the Services, Vendor’s misrepresentations, or Vendor’s conduct in connection with the Projects, including any instance in which Vendor or its personnel hold themselves out—whether intentionally or negligently—as employees, agents, or representatives of Company. Vendor’s indemnification obligations shall survive the expiration or termination of this Agreement.

7

10.2 Insurance. Vendor shall, at its own expense, maintain in full force and effect throughout the Term of this Agreement and for one (1) year thereafter, Commercial General Liability Insurance with limits of not less than one million dollars ($1,000,000) per occurrence, combined single limit. Upon request, Vendor shall provide Company with a Certificate of Insurance evidencing such coverage, naming Company as an additional insured, and stating that the insurer will provide Company with at least thirty (30) days’ prior written notice before canceling or materially modifying the policy. Vendor shall maintain all such insurance without lapse, and failure to do so shall constitute a material breach of this Agreement. The provisions of this Section shall survive the expiration or earlier termination of this Agreement.

11. Representations and Warranties. Vendor represents and warrants that: (a) it has the full right, power, and authority to enter into this Agreement, to grant the rights granted herein, and to perform its obligations and the Services; (b) it will not make any misrepresentations in or relating to the Project Materials, the Services, the Projects, or Company, and will not make any misrepresentations relating to the Company Materials; (c) it will not use, reproduce, display, or otherwise exploit the Company Materials or the Project Materials, nor render any Services, except as expressly authorized and approved in writing by Company pursuant to this Agreement; (d) it will not attack, challenge, or interfere with Company’s ownership of its intellectual property, nor harm, misuse, or bring into disrepute any Company intellectual property, including copyrights and trademarks; (e) it will conduct the Services and create the Project Materials in a safe, responsible, and ethical manner; (f) all Services and Project Materials will meet high professional standards and comply with all requirements, policies, and technical specifications of any third-party hardware, software, or platform on which they are intended to operate; and (g) it will not hold itself out to the public as Company, an agent of Company, or an affiliate of Company. Vendor further represents and warrants that its performance under this Agreement shall comply in all respects with all applicable laws, rules, regulations, and industry standards. The provisions of this Section shall survive the expiration or earlier termination of this Agreement.

12 Miscellaneous

12.1 Relationship of the Parties. Vendor shall perform the Services as an independent contractor. Nothing in this Agreement shall be construed to create a partnership, joint venture, agency, or employer-employee relationship between the Parties, and Vendor shall have no authority to bind Company to any agreement with any third party. Each individual performing Services on behalf of Vendor shall do so solely as an employee or contractor of Vendor and shall not be considered an employee of Company for any purpose, including wages, benefits, or rights under federal, state, or local law. Vendor acknowledges that Company has relied on Vendor’s representation that all such individuals are Vendor’s employees or contractors and that Vendor has the right to furnish their services to Company. Vendor further acknowledges that the Services performed under this Agreement, and any prior consultancy services performed for Company, shall not give rise to any eligibility, vesting, or participation rights in any Company benefit plan or program, whether or not maintained under ERISA, even if any period of service is later reclassified as employment with Company.

12.2 No Injunctive Relief. Vendor acknowledges and agrees that its sole and exclusive remedy for any breach or alleged breach of this Agreement by Company shall be an action at law to recover any payments due and owing, if any. Vendor shall have no right to seek or obtain injunctive or other equitable relief, nor to rescind this Agreement, nor to restrain or interfere with Company’s exercise of any rights granted under this Agreement.

12.3 Assignment. This Agreement is personal to Vendor. Vendor may not assign, delegate, transfer, or sublicense this Agreement or any of its rights or obligations hereunder, whether voluntarily, involuntarily, by operation of law, or otherwise, except as expressly permitted in Section 7 or with Company’s prior written consent. Any attempted assignment, delegation, transfer, or sublicense by Vendor in violation of this Section shall be null and void. Company may assign this Agreement, in whole or in part, without Vendor’s consent or notice, in connection with any merger, acquisition, corporate reorganization, sale of assets, change of control, or other business combination involving Company. Subject to the foregoing, this Agreement shall bind and benefit the Parties and their respective successors and permitted assigns.

8

12.4 Severability; Waiver. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall continue in full force and effect. The Parties shall replace any invalid provision with a valid provision that most closely reflects the original intent and economic effect. The failure of either Party to enforce any provision, or any waiver of a breach, shall not constitute a waiver of any other or subsequent breach.

12.5 Notices. All notices, consents, and approvals under this Agreement shall be in writing, either digital or physical, and delivered to the Parties at the addresses set forth below, or to such other address as either Party may designate by written notice. Notices shall be deemed given: two (2) days after deposit in the U.S. mail, postage prepaid; one (1) day after delivery by a nationally recognized overnight courier; or on the date of transmission if sent by facsimile and confirmed by transmission report, or confirmed receipt of digital transmission by both Parties through email.

Company: Cloudhands, Inc.

Attn: [*]

Email: [*]

Vendor: GameScribes

Attn: [*]

Email: [*]

12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict-of-laws principles.

12.7 Dispute Resolution.

(a) Arbitration. Except as provided in Sections 12.7(b) and 12.7(c), any controversy, claim, or dispute arising out of or relating to this Agreement (“Dispute”) shall be resolved exclusively by final and binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the AAA Commercial Arbitration Rules, including the AAA Streamlined Procedures, then in effect. The arbitration shall be conducted before a single neutral arbitrator in San Diego County, California. The arbitrator shall apply California law and shall issue a written, reasoned award. The Parties waive punitive damages, and the arbitrator shall have no authority to award such damages. Judgment on the award may be entered in any court of competent jurisdiction. The Parties shall share the arbitrator’s fees and AAA administrative fees equally, subject to the arbitrator’s authority to reallocate fees and costs in the final award.

(b) Injunctive Relief. Notwithstanding the foregoing, Parties may seek temporary, preliminary, or permanent injunctive or equitable relief in the state or federal courts located in San Diego County, California, without the requirement to post a bond or other security.

(c) Non-Arbitrable Matters. Any Dispute or claim, or any portion thereof, that cannot be arbitrated under applicable law may be heard only in a court of competent jurisdiction in San Diego County, California.

12.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement shall not be binding upon Company until executed by an authorized officer of Company.

12.9 Entire Agreement. This Agreement, together with all exhibits and fully executed Statements of Work, constitutes the entire agreement between the Parties and supersedes all prior or contemporaneous written or oral agreements or understandings. No amendment, modification, or waiver shall be effective unless in writing and signed by authorized representatives of both Parties. The Parties agree that this Agreement may be executed and delivered by electronic means, including electronic signatures, PDF copies, Docusign, or other industry-standard electronic signature platforms, and that such electronic execution and delivery shall have the same force and effect as an original signature. Electronic or digital copies of this Agreement shall be deemed originals for all purposes.

9

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

CLOUDHANDS, INC.

By:
Name & Title:
Date:

GAMESCRIBES

By:
Title:
Date:

10

Exhibit A

SOW #1 Under Master Services Agreement

Dated: April 29, 2026

Project:

Vendor shall render such services as Company may from time to time request, including, without limiting the generality of the foregoing:

Ad-hoc testing support for functionality of the Cloudhands AI platform including a detailed review of the Recipes (AI workflows) and user experience. Up to 4 testers will be assigned to the project, based on daily changing needs communicated by authorized representatives of Company. Actual billing will be based on actual hours requested and utilized and will be billed at a rate of $[*] per hour.

It is understood that individuals providing the FQA testing services are experts in various areas of software and game development and design, including, but not limited to, UI/UX design, copywriting, player experience and general functionality. Specific individuals requested have varying levels of experience with functionality testing processes and practices, and this SOW supersedes the MSA requirements of expertise directly related to actual services provided, due to the unique nature of the assignments and feedback requested.

Schedule Of Work:

The work will commence on April 29th, 2026, and shall continue on an as-needed basis, requested in writing by an authorized representative of Company.

Fees And Reimbursement:

Vendor shall be compensated as follows:

A.	FQA Tester Hourly Rate: $[*] per hour.

Reimbursement shall be provided only for expenses expressly approved in advance by Company, including:

1.	Outside services at cost:
2.	Direct charges at cost:
3.	Travel and subsistence at cost:

Vendor shall invoice Company monthly for services and expenses and shall provide such reasonable receipts or other documentation of expenses as Company might request, including copies of time records.

Payment terms: net 30 days from receipt of invoice. Client will be invoiced on the first day of each month for services rendered and expenses incurred during the previous month.

Special terms:

A.	On-Call Stipulations

a.	On days testing is requested, there is a minimum of 4 hours per tester per day

b.	A minimum of 24-hours’ notice is required for changes to planned bookings of testers.

c.	[*] may not be available for full 8-hour days. Tester 3’s hour above is based on an average of part-time availability.

11

B.	Project management and lead tester fees are waived for the duration of this project.

Acceptance Criteria:

A.	A complete diagnostic report on the functionality and user experience for the Recipes and workflows assigned to the Tester team, including what is working well, what is not working, and recommendations of changes or improvements that are needed to make the recipes and user experience ready for public launch.

B.	This reporting system will be iterative such that Vendor will provide multiple functional testing reviews to help company improve the recipes and user experience to the level required for public launch

IN WITNESS WHEREOF, the Parties have caused their authorized signatories to execute this SOW as of the date(s) set forth below.

CLOUDHANDS, INC.

By:
Title:

GameScribes

By:
Title:

12